                                                                      EXHIBIT 12

AMERICAN WATER WORKS AND SUBSIDIARIES
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
DOLLARS IN THOUSANDS

                                                    9 MONTHS
                                                     ENDED
                                                   9/30/2000        1999          1998           1997           1996        1995
                                                   ---------        ----          ----           ----           ----        ----
PRE-TAX INCOME                                       203,932       230,349      245,987         225,681        192,086     177,880
(INCOME) LOSS FROM EQUITY INVESTMENT IN AAET                         6,801        1,969           1,350            533          11
                                                   -------------------------------------------------------------------------------
PRE-TAX INCOME BEFORE INCOME (LOSS)
     FROM INVESTMENT IN AAET                         203,932       237,150      247,956         227,031        192,619     177,891
                                                   ===============================================================================

INTEREST EXPENSE                                     143,030       178,215      168,779         161,437        152,829     133,513
AMORTIZATION OF DEBT EXPENSE                           2,081         2,754        2,494           2,148          1,915       1,657
PORTION OF RENTAL EXPENSE
     REPRESENTING INTEREST                             4,351         5,064        4,346           4,082          3,885       3,742
PREFERRED STOCK DIVIDEND REQUIREMENTS
     OF CONSOLIDATED SUBSIDIARIES                      3,949         5,489        5,573           5,773          5,927       6,061
                                                   -------------------------------------------------------------------------------
TOTAL FIXED CHARGES                                  153,411       191,522      181,192         173,440        164,556     144,973
                                                   ===============================================================================

PRE-TAX INCOME BEFORE AAET                           203,932       237,150      247,956         227,031        192,619     177,891
PLUS FIXED CHARGES                                   153,411       191,522      181,192         173,440        164,556     144,973
LESS PREFERRED STOCK DIVIDEND REQUIREMENT             -3,949        -5,489       -5,573          -5,773         -5,927      -6,061
                                                   -------------------------------------------------------------------------------
                                                     353,394       423,183      423,575         394,698        351,248     316,803
                                                   ===============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                      2.30          2.21         2.34            2.28           2.13        2.19
                                                   ===============================================================================

*Included in earnings for 1999 were merger related costs of $20,535 before income taxes ($12,905 net of tax). Without the merger related costs, the ratio of earnings to fixed charges would have been 2.32.